Exhibit 99.1
Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com
Komag Reports Second Quarter 2007 Financial Results
FOR IMMEDIATE RELEASE
SAN JOSE, Calif., August 6, 2007— Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, today announced revenue of $187.2 million and basic loss per share of $0.72 for the second quarter of 2007. Revenue decreased 20% over the prior year’s second quarter. Finished disk shipments decreased 29% in the second quarter of 2007 compared to the prior year period.
The Company’s second quarter of 2007 was significantly impacted by market pressure on unit volumes and average selling prices. The combined effect of low factory utilization, lower average selling prices, higher production costs associated with initial ramp of new products including additional new Perpendicular Magnetic Recording (PMR) media products resulted in significantly reduced gross margin and operating results. The Company’s second quarter of 2007 operating results include expenses of approximately $4.3 million related to the previously announced acquisition of the Company by Western Digital Corporation (WDC).
As previously announced on June 28, 2007, the Company and WDC announced that the two companies had entered into a definitive agreement for WDC to acquire Komag for $32.25 in cash per share. The transaction is structured as a cash tender offer for all the outstanding shares of Komag common stock. The cash tender is currently in process and the acquisition is expected to close in the third calendar quarter of 2007. WDC expects to fund the transaction, including the retirement of Komag’s convertible notes due 2014, through a combination of the companies’ cash and proceeds from a senior secured term loan of up to $1.25 billion.
On April 13, 2007, the Company completed its previously announced redemption of its $80.5 million 2.0% Convertible Subordinated Notes due 2024 (the “2.0% Notes”). Holders of all of the 2.0% Notes elected to convert their notes into shares of the Company’s common stock, in accordance with the terms of the notes, rather than having their notes redeemed and receiving the redemption price. In connection with the conversion of the 2.0% Notes, the Company issued 3,049,234 shares of its common stock.
Second Quarter Review

Sales to Western Digital, Seagate and Hitachi Global Storage Technologies accounted for 40%, 34% and 18% of disk product (media and substrates) revenue in the second quarter of 2007, respectively. Total finished disk shipments were 25.8 million in the second quarter of 2007.
High capacity 3.5-inch advanced disks with storage capacities of 160GB and above represented approximately 55% of our total finished disk shipments in the second quarter of 2007. These disks are primarily targeted for high capacity desktop and multi-platter consumer applications. These rapidly growing consumer applications include personal video recorders (PVRs), digital video recorders (DVRs), high definition television (HDTV), external storage, gaming and other home entertainment devices.
Other revenue, which includes sales of aluminum substrates, nickel-plated polished aluminum substrates and textured substrates, and the sale of $2.3 million worth of precious metals inventory, accounted for 24% of our total revenue in the second quarter.
Other Information
The Company will not be holding a second quarter 2007 conference call. In addition, the Company is not providing a business outlook due to the pending acquisition of the Company.
About Komag
Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.
For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.
Forward-Looking Statements
This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to, the expectation that the acquisition of the Company will close in the third calendar quarter of 2007 and the expectation that the transaction, including the retirement of Komag’s convertible notes due 2014, will be funded through a combination of the Companies’ cash and proceeds from a senior secured term loan of up to $1.25 billion. The Company’s actual results for future periods could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, costs related to the proposed tender offer and merger, the risk of failing to meet the minimum tender condition or obtain any required stockholder or regulatory approvals or satisfy other conditions to the transaction, the risk that the transaction will not close or that closing will be delayed, the risk that Komag’s business will suffer due to uncertainty related to the transaction and other risks related to its business set forth in its filings with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2007. There can be no assurance that the tender offer or any other transaction will be consummated. The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Komag’s control. Komag cautions investors that any forward-looking statements made by it are not guarantees of future performance or events. Komag disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments, except to the extent required by law.

KOMAG, INCORPORATED
Consolidated Statements Of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	July 1, 2007	April 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Net Sales	$187,173	$264,666	$233,627	$451,839	$442,139
Cost of Sales	181,045	205,660	168,659	386,705	318,078

Gross Profit	6,128	59,006	64,968	65,134	124,061
Gross Profit %	3.3%	22.3%	27.8%	14.4%	28.1%

Research, Development, and Engineering Expense	15,406	16,499	16,081	31,905	31,156
Selling, General, and Administrative Expense	11,707	8,467	9,125	20,174	17,149
Gain on Disposal of Assets	(166)	(54)	(26)	(220)	(86)

Operating Income (Loss)	(20,819)	34,094	39,788	13,275	75,842
Interest Income	2,300	1,459	1,867	3,759	3,938
Interest Expense	(1,637)	(511)	(441)	(2,148)	(882)
Other Income (Expense), Net	3	(5)	41	(2)	(435)

Income (Loss) before Income Taxes	(20,153)	35,037	41,255	14,884	78,463
Provision for Income Taxes	823	2,060	966	2,883	1,937

Net Income (Loss)	$(20,976)	$32,977	$40,289	$12,001	$76,526

Net Income (Loss) %	(11.2%)	12.5%	17.2%	2.7%	17.3%

Basic Net Income (Loss) per Share	$(0.72)	$1.09	$1.35	$0.41	$2.57

Diluted Net Income (Loss) per Share	$(0.72)	$0.99	$1.21	$0.42	$2.31

Basic Shares Outstanding	29,084	30,166	29,883	29,625	29,784

Diluted Shares Outstanding	29,084	33,811	33,544	33,841	33,525

KOMAG, INCORPORATED
Condensed Consolidated Balance Sheets
(in thousands)

	July 1, 2007	December 31, 2006
ASSETS	(Unaudited)	(NOTE 1)

Cash, Cash Equivalents, and Short-Term Investments	$183,038	$171,132
Receivables, Net	112,597	140,230
Inventories:
Raw Materials	152,459	78,701
Work In Process	18,292	15,900
Finished Goods	20,916	9,580

Total inventories	191,667	104,181
Prepaid Expenses and Deposits	2,126	2,119

Total Current Assets	489,428	417,662

Property, Plant, and Equipment, Net	533,330	542,585
Other Assets	18,329	17,440

TOTAL ASSETS	$1,041,087	$977,687

LIABILITIES AND STOCKHOLDERS’ EQUITY

Trade Accounts Payable	$126,796	$139,477
Customer Advances	79,045	127,181
Other Liabilities	19,825	25,412

Total Current Liabilities	225,666	292,070

Long-Term Debt	250,000	80,500
Other Long-Term Liabilities	3,810	3,091

Stockholders’ Equity	561,611	602,026

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,041,087	$977,687

NOTE 1: The Condensed Consolidated Balance Sheet at December 31, 2006 was derived from the audited financial statements.

KOMAG, INCORPORATED
Condensed Consolidated Statements Of Cash Flows
(In thousands)

	Six Months Ended
	July 1, 2007	July 1, 2006
	(Unaudited)	(Unaudited)
Operating Activities
Net income	$12,001	$76,526
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of property, plant, and equipment	52,263	32,738
Other non-cash items	13,448	11,146
Changes in operating assets and liabilities	(128,151)	38,840

Net cash provided by (used in) operating activities	(50,439)	159,250

Investing Activities
Acquisition of property, plant, and equipment	(41,806)	(177,409)
Short-term investments, net	(41,650)	47,050
Other	267	95

Net cash used in investing activities	(83,189)	(130,264)

Financing Activities
Proceeds from long-term obligations, net of issuance costs	243,215	—
Repurchase of common stock	(140,417)	(1,080)
Proceeds from sale of common stock, net	1,021	3,235

Net cash provided by financing activities	103,819	2,155

Effect of exchange rate changes on cash and cash equivalents	65	1,074

Increase (decrease) in cash and cash equivalents	(29,744)	32,215
Cash and cash equivalents at beginning of period	129,632	99,984

Cash and cash equivalents at end of period	$99,888	$132,199